Exhibit 99.2

Jack Dunn President and Chief Executive Officer June 14, 2007	FTI Consulting 500 East Pratt Street Suite 1400 Baltimore, MD 21202 410.951.4883 telephone 410.951.4871 fax jack.dunn@fticonsulting.com www.fticonsulting.com

Mr. Jorge A. Celaya

1007 Bellemore Road

Baltimore, Maryland 21210

Dear Jorge:

I am delighted to extend to you the following offer for employment at FTI Consulting, Inc. This letter rescinds and supersedes the offer letter sent to you, dated June 13, 2007. The terms of your employment will be as follows:

Position – Executive Vice President, Chief Financial Officer.

Effective Date – Your employment will commence on or before July 9, 2007.

Base Salary – $550,000 per year.

Bonus Opportunity – Participation in the bonus program for senior executive officers with a discretionary target bonus opportunity of $550,000 and a maximum discretionary bonus opportunity of $750,000 upon achievement of corporate and individual goals.

Stock Options – Initial grant of stock options on 75,000 shares of common stock at market price on date of grant, vesting pro rata over five years. Thereafter, you will be eligible for regular annual stock options based on merit. Other terms and conditions of the stock options will be similar to those granted to the company’s senior executive officers. Unless varied by mutual agreement, these terms include immediate vesting and 12 months of exercisability upon Death or Total and Permanent Disability as defined in FTI’s benefit plans and immediate vesting and 90 days of exercisability upon termination without Cause or your resignation for Good Reason.

Restricted Stock – Initial grant of 10,000 shares vesting pro rata over three years. Other terms and conditions of the restricted stock awards will be similar to those granted to the company’s senior executive officers. Unless varied by mutual agreement, these terms include immediate vesting, upon Death or Total and Permanent Disability as defined in FTI’s benefit plans and immediate vesting upon termination without Cause or your resignation for Good Reason.

Benefits – Full company benefits, including company car. Upon your termination due to Death, Total and Permanent Disability, without Cause or within one year of a Change of Control or your resignation for Good Reason, FTI will see that the medical benefits provided at the time of termination by FTI for you and/or your spouse and dependent

Mr. Jorge A. Celaya

June 14, 2007

children shall continue to be provided at no expense or reimbursed to you or them for 18 months.

Severance Protection – In the event that you are terminated without Cause or terminate your employment for Good Reason (i) within three years from the Effective Date of your employment, or (ii) after three years from the Effective Date of your employment during the one year period following a Change of Control, you will be entitled to a cash payment of (i) your then current salary plus (ii) the higher of your target bonus for that year or the actual bonus you earned before termination (the “Severance Payment”). For this purpose, Cause, Good Reason and Change in Control are defined as provided in the Company’s employment agreements with its senior officers, except to the extent Good Reason is modified by the “Location” provision set forth below.

Vacation – You will be entitled to four weeks of vacation annually. Vacation not taken will be forfeited with no reimbursement therefore.

Location – Annapolis/Baltimore, if the executive offices of the Company are located in Baltimore. In the event the executive offices of the Company are moved to any location outside the Baltimore-Washington, D.C. metro area, you will be entitled to terminate your employment for Good Reason.

Employment at Will – You will be an employee-at-will.

Background Check – This offer is contingent upon the successful completion of satisfactory background and employment reference checks and customary approval by FTFs Board of Directors or Compensation Committee.

We are very enthusiastic about the potential of you joining FTI in a role which we feel will be extremely important to our long term growth. In the position of Executive Vice President, Chief Financial Officer, you will report directly to me, have a seat on the Executive Committee, and be the executive responsible for the financial affairs and operations of FTI. I look forward to discussing this opportunity in detail with you and hope that we can develop a meeting of the minds so that you can quickly join the FTI team.

Yours truly,

/s/ Jack Dunn

Accepted and Agreed:

/s/ Jorge A. Celaya	6/18/07
Date